EXHIBIT 2.2

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF “MODVANS INC.”, FILED IN THIS OFFICE ON THE THIRTIETH DAY OF SEPTEMBER, A.D. 2021, AT 1:03 O`CLOCK P.M.

6185113 8100 SR# 20213387327	Authentication: 204295356 Date: 09-30-21

You may verify this certificate online at corp.delaware.gov/authver.shtml

- - · - · - -- · - ·· --- · - •,472g..s55A - F8FA7DE789BF State of Delaware Secretary of State Division of Corporations Delivered 01:03 PM 09 / 30 / 2021 FILED 01:03 PM 09 / 30 / 2021 SR 20213387327 - FileNumber 6185113 CERTIFICATE OF DESIGNATION · . . . . . . .. . . OF SERIES SEED PREFERRED STOCK OF MODVANS INC . .. .•. · Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Mocl \ ianslnc . , ·a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 103 thereof, does hereby submit the following : . WHEREAS, the Certificate oflncorporation of the Corporation, as filed with the Secretary of State . . of the State of Delaware on August 23, 2021, (the "Certificate of Incorporation") authorizes the issuance . ofup to 1 ,000 ,000 shares of preferred stock, par value $0.0001 per share, of the Corporation ("Preferred· . Stock"), in one or more series, and expressly authorizes the Board of Directors of the Corporation (the · ·. · "Board') , subject to limitations prescribed by law , to provide, out of the unissued shares of Preferred Stock, · for series of Preferred Stock, and, with respect to each such series, toestablish and fix the number of shares . to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions . and limitations of the shares of such series; and WHEREAS, it is the desire of the Board to establish and fix the number of shares to be in cluded in · . a new series of Preferred Stock and the designation, rights, prefer ences, and limitations of the shares of · · . such new series. NOW, THEREFORE, BE IT RESOLVED, tha.t the Board does hereby provide for the issue of a . · series· of Preferred Stock and does hereby in this Certificate of Designation (the "Certificate of Desi.gnation," or this "Certificat e" ) establish and fix and herein state and express the designation, rights, . ·· preferences, powers, restrictions, and limitations of such series of Preferred Stock as follows: A. . .. Desigrration. There shall be a series of Preferred Stock that shall be designated as "Series· Seed Preferred Stock" (the "Series Seed Preferred Stock") and the number of Shares constituting such. ·· series shall be 100,000. The rights, preferences, powers, restrictions, and limitations of the Series · Seed Preferred Stock shall be as set forth herein . B. Defmed Term s. For purposes of these Restated Articles, the following terms shaUhave the · following meanings: . . "Additional Consideration'' has the meaning set forth in Section D. l (b) · . · · "Board' has the meaning set forth in the Recitals. "Bylaws' has the meaning set forth in Section E.l. · "Certificate of Designation" or "Certificate" has the meaning set forth in the Recitals . . · "Change of Controf' means, unless otherwise agreed by the holders of not less than fifty percent (50%) of the then total outstanding Shares, (a) any sa le, lease or transfer or series of sales, leases or transfers of all or substantially all of the assets of the Corporation; (b) any exclusive license of all or substantially all . of the Corporation's in tellectual property in a single transaction or series of related transact ions ; or (c) any 90146S.v2

DocuSign Envelope ID: 2317116F - 9491 - 4728 - B55A - F8FA7DE789BF merger, consolidation, recapitalization or reorganization of the Corporation with or into another Person (whether or not the Corporation is the surviving corporation) where the stockholders owning voting securities of the Corporation outstanding immediately prior to such merger, consolidation, recapitalization or reorganization hold, immediately after such merger, consolidation, recapitalization or reorganization, less than fifty percent ( 50% ) of voting power of the surviving corporation (other than a financing transaction or initial public offering) . "Common Stock" means the Class A Voting Common Stock, par value $ 0 . 0001 and Class B Non Voting Common Stock, par value $ 0 . 0001 , of the Corporation . "Closs A Voting Common Stock" means the Class A Voting Common Stock, par value $ 0 . 0001 per share, of the Corporation . "Class JJ Non - Voting Common Stock" means the Class B Non - Voting Common Stock, par value $0.0001 per share, of the Corporation. "Corporlllion" has the meaning set forth in the Preamble. "Deemed Liquidation" has the meaning set forth in Section D. I (b). "Initial Consideration" has the meaning set forth in Section D.I(b). "Junior Securities" means, collectively, the Common Stock and any other class of securities, unless such other class of securities is specifically designated as senior to or in parity with the Series Seed Preferred Stock in rights, preferences or privileges (including with respect to dividends, liquidation, voting, redemption, conversion or voting)_ "Liquidation" has the meaning set forth in Section D.l(a). "Liquidation Value" means, with respect to any Share on any given date, $ 11 . 93 (as adjusted for any stock splits, stock dividends, recapitalizations, or similar transaction with respect to the Series Seed Preferred Stock) . "Options" means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities . "Person" means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity . "Preferred Stock" has the meaning set forth in the Recitals. "Qualified Public Offering" means the sale for the account of the Corporation, in a firm commitment underwritten public offering led by a nationally recognized underwriting firm pursuant to an effective registration statement under the Securities Act, of Class A Voting Common Stock of the Corporation having an aggregate offering value (before underwriters' discounts and selling commissions) of at least $ 50 , 000 , 000 . 00 . "Securities Acf' means the Securities Act of 1933 , as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time . "Series Seed Preferred Stock" has the meaning set forth in Section A. "Share" means a share of Series Seed Preferred Stock. 2 901465.v2

DocuSign Envelope ID: 2317116F - 9491 - 4728 - 855A - F8FA7DE789BF "Subsidiary" means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person . C. Rank . With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all Shares of the Series Seed Preferred Stock shall rank senior to all Junior Securities . D. Liquidation . I. ation;Deemed LilJ_uidation . (a) Liquidation . In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (collectively with a Deemed Liquidation, a "Liquidation"), the holders of Shares then outstanding shal l be entitled to be paid ou t of the assets of tl 1 e Corporation available for distribution to its stockholders, befor e any payment shal l be made to the holder s of Junior Securities by reason of their ownership thereof, an amount in cash equal to the aggregate Liquidation Value of al l Shares held by such holder . (b) Deemed Liquidation . The occurrence of a Change of Control (such event, a "Deemed Liquidation") shall be deemed to be a Liquidation . Upon the consummation of any such Deemed Liquidation, the holders of the Series Seed Preferred Stock shall, in consideration for cancellation of their Shares, be entitled to the same rights such holders are entitled to under this Section D upon the occurrence of a Liquidation, including the right to receive the full preferential payment from the Corporation of the amouots payable with respect to the Series Seed Preferred Stock under Section D . l(a) . lf any portion of the consideration payable to the stockholders of the Corporation in connection with a Deemed Liquidation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies (the "Additional Consideration"), the transaction document governing such Deemed Liquidation, if the Corporation is a party thereto, shall provide that (i) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the "Initial Consideration") shall be allocated among the holders of capital stock of the Corporation in accordance with Sections D . l(a) and D . 2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation and (ii) any Additional Consideration that becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 0 . 1 (a) and D . 2 after taking into account the previous payment of the Initial Consideration as part of the same transaction . (c) Deemed Liquidation Procedures . In furtherance of the foregoing, the Corporation shall take such actions as are necessary to give effect to the provisions of Section D . I(b), including, without limitation, (i) in the case of a Change of Control structured as a merger, consolidation, or similar reorganization, causing the definitive agreement relating to such transaction to provide for a rate at which the Shares are converted into or exchanged for cash, new securities, or other property, or (ii) in the case of a Change of Control structured as an asset sale, as promptly as practicable following such transaction (including the determination of any Additional Consideration), either dissolving the Corporation and distributing the assets of the Corporation in accordance with applicable law or redeeming all outstanding Shares and, in the case of both clauses (i) and (ii), giving effect to the preferences and priorities set forth in Section C and this Section D . The Corporation shall promptly provide to the holders of Shares such information concerning the tenns of such Change of Control, and the value of the assets of the Corporation as may reasonably be requested by the holders of Series Seed Preferred Stock . 3 90l465.v2

DocuSign Envelope ID: 2317116F-9491-4728-B55A-F8FA7DE789BF

2. Participation With Junior Securities on Liquidation. After the payment in full of all amounts payable pursuant to Section D.1, including the distribution of Additional Consideration, holders of Shares shall be entitled to participate with the holders of shares of Junior Securities, pro rata based upon the number of shares held by each such holder, in the distribution of the remaining assets and funds of the Corporation available for distribution to its stockholders after any required distributions have been made with respect to the Shares.

3. Insufficient Assets. If upon any Liquidation or Deemed Liquidation the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Shares the full preferential amount to which they are entitled under Section D.1, then (i) the holders of the Shares shall share ratably in any distribution of the assets and funds of the Corporation in proportion to the respective full preferential amounts that would otherwise be payable in respect of the Shares held by them in the aggregate upon such Liquidation or Deemed Liquidation if all amounts payable on or with respect to such Shares were paid in full, and (ii) the Corporation shall not make or agree to make any payments to the holders of Junior Securities.

4. Notice Requirement. In the event of any Liquidation or Deemed Liquidation, the Corporation shall, within ten (10) days of the date the Board approves such action, or no later than twenty (20) days prior to any stockholders' meeting called to approve such action, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, give each holder of Shares written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of Shares upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of Shares of such material change.

E. Voting.

1. Voting Generally. Except as otherwise required by law, the holders of Shares shall vote together with holders of outstanding shares of Class A Voting Common Stock, voting together as a single class. In any such vote, each Share of Series Seed Preferred Stock shall be entitled to one vote per Shares. Each holder of outstanding Shares shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Bylaws of the Corporation ("***Bylaws***").

F. Dividends. The holders of shares of Series Seed Preferred Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable in cash, in property or in shares of Common Stock, Preferred Stock or other securities of the Corporation.

G. Reissuance of Series Seed Preferred Stock. Any Shares redeemed, converted, or otherwise acquired by the Corporation or any Subsidiary shall be cancelled and retired as authorized and issued shares of capital stock of the Corporation, and no such Shares shall thereafter be reissued, sold, or transferred.

H. Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by electronic mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, provided, with respect to notice to a stockholder, that any electronic transmission shall only be in the manner authorized by the stockholder; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (x) to the Corporation, at its

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DocuSign Envelope ID: 2317116F - 9491 - 4728 - B55A - F8FA7DE789BF principal executive offices and (y) lo any stockholder, at such holder's address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shalJ be specified in a notice given in accordance with this Section H) . I . . Waiver . Except as otherwise set forth herein, (a) any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affinnative written consent or vote of the holders of a majority of the shares of Preferred Stock then outstanding and (b) at any time more than one (1) series of Preferred Stock is issued and outstanding, any of the rights, powers, preferences and other terms of any series of Preferred Stock set forth herein may be waived on behalf of all holders of such series of Preferred Stock by the affirmative written consent or vote of the holders of a majority of the shares of such series of Preferred Stock then outstanding . [SIGNATURE PAGE FOLLOWS! 5 901465.v2

DocuSign Envelope ID: 2317116F - 9491 - 4728 - B55A - F8FA7DE789BF IN WITNESS WHEREOF, this Certificate of Designation is executed on behalfofthe Corporation by its Chief Executive Officer on September 30, 2021. ('"'""""'DocuSigned by: i (), L, , I. · : t ' tr r ! ! , ------- - ChiefExecutive Officer Signature Page to Certificate of Designation 90l465.v2